Exhibit 99.1

September 27, 2005

Contact:

Michael G. Long

Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM ANNOUNCES PROPERTY ACQUISITION

Houston - Edge Petroleum Corporation (NASDAQ: EPEX) announced today that it has entered into two separate agreements to acquire working interests ranging from 44% to 50% in the Chapman Ranch Field in Nueces County, Texas.  The planned acquisition includes six producing wells, one well currently drilling and an ownership in approximately 1,100 net acres of developed and undeveloped leasehold.

Edge will purchase the interests held by three separate private companies.  The closing with two of the sellers, one of whom is Pearl Energy Partners, Ltd., is scheduled to occur on October 14, 2005.  The closing with the third seller is planned to occur on November 30, 2005.  Edge’s internal assessment of the properties to be acquired, based upon an effective date of September 1, 2005, estimates total proved reserves of approximately 14.0 Bcfe, which Edge believes includes 5.5 Bcfe of proved developed reserves and 8.5 Bcfe of proved undeveloped reserves.  Edge also estimates that gas reserves account for approximately 96% of the total reserves.  Edge’s internal assessment further indicates the possible opportunity for a substantial amount of probable and possible resource potential that may be developed through future drilling.

Edge has committed to purchase the interests for approximately $62.8 million, before accounting for the results of operations between the effective date and the closing dates and other purchase price adjustments.  Approximately $10.0 million of the adjusted purchase price will be allocated to undeveloped property, reflecting the future potential Edge believes exists in the properties to be acquired.  Current daily production from the six producing wells is approximately 8.9 MMcfe, net to the Sellers’ interest.

Edge further reported that it has agreed to pay the sellers an incremental purchase price of $5.2 million if the property qualifies for severance tax abatement on or before December 31, 2005.  The properties in question produce from the Frio formation at approximately 12,000 feet and the operator of the property is expected to file for the severance tax abatement shortly.

John W. Elias, Edge’s Chairman, President and CEO, commented on the pending acquisition saying, “We believe this planned acquisition provides the opportunity for immediate, accretive growth both financially and operationally and has considerable future potential through numerous additional drilling locations.  This type of opportunity fits Edge’s skill sets very well and we are very excited about the potential that we believe exists.”  Elias went on to provide an update about the impact of the recent hurricane activity on Edge, noting, “On Thursday of last week Edge closed its office in downtown Houston in anticipation of Hurricane Rita.  In order to give employees and their families, many of whom evacuated from the Houston area, time to return and deal with the logistics of the evacuation, our office will not officially re-open until Wednesday, September 28, 2005.  Certain personnel are in the office, however, and all systems are fully functional.  We do know that there have been some limited production shut-ins as a result of both Hurricane Katrina and Rita, and we will provide further details in our regular third quarter operations press release.”

Edge’s Executive Vice President and CFO, Michael G. Long, further noted, “Edge is positioned to be able to fund this planned acquisition with its unused borrowing capacity augmented by the value of the properties to be acquired without sacrificing our desired level of financial flexibility.  Edge expects to hedge a significant portion of the future production to be acquired.  These wells, which can come on at high initial production rates, should generate rapid, attractive cash flow in the current commodity price environment.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ

National Market under the symbol “EPEX.”

Statements regarding the consummation and timing of the transactions, future development and exploration opportunities, additional drilling locations, amount allocated to undeveloped property, Edge’s financing plans, augmentation of credit line, hedging plans, exploitable potential, contribution of the acquisition, maintaining or increasing financial flexibility,severance tax abatements, accretive nature of the transaction, high initial production rates, expected cash flow and any other effect or benefit of the transaction, and any other statements that are not historical facts, are forward looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to costs and difficulties related to the integration of the acquired businesses and assets, costs delays and other difficulties related to the transactions, obtaining any severance tax abatements, actions by sellers in the transactions, results of adjustments and other pre-closing matters, closing conditions to the transaction, the timing and extent of changes in commodity prices for oil and natural gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about estimates of reserves, competition and government regulation and the ability of Edge to meet its business and financial goals and other factors included in Edge’s filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those indicated.  Additional information regarding the transaction can be found in Edge’s Current Reports on Form 8-K relating to the transaction, expected to be filed soon following this press release.